EXHIBIT 99.3
CORPORATE PARTICIPANTS

Leigh Parrish
Financial Dynamics - IR

Craig Levra
Sport Chalet - Chairman, CEO

Howard Kaminsky
Sport Chalet - CFO

CONFERENCE CALL PARTICIPANTS

Rick Nelson
Stephens Company - Analyst

Jeff Mintz
Wedbush Morgan - Analyst

PRESENTATION

Operator

Good afternoon, ladies and gentlemen. Welcome to the Sport Chalet's Third Quarter 2008 Earnings Conference Call. At this time, all participants are in a listen-only mode. Later we will conduct a question-and-answer session, and instructions will follow at that time.

If anyone should require assistance during the call, please press *, then zero on your touchtone phone. As a reminder, ladies and gentlemen, this conference is being recorded today, February 5th 2008, and may not be reproduced in whole or in part without permission from the Company.

I would now like to turn the call over to Leigh Parrish of FD. Please go ahead.

Leigh Parrish - Financial Dynamics - IR

Thank you. Good afternoon, everyone -- and thank you for joining us today. If you haven't received a copy of Sport Chalet's press release, please feel free to call us at 212.850.5600, and we can have a copy sent to you.

Before we begin, I'd like to make a brief statement regarding forward-looking remarks that you may hear on the call. Except for historical information, the statements made on this conference call are forward-looking, and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the competitive environment in the sporting goods industry in general, and in the Company-specific market areas. Inflation, the challenge of implementing the Company's expansion plans, and maintaining its competitive position. Changes in costs of goods and services, the weather and economic conditions in general and in specific market areas. These and other risks are more fully described in the Company's filings with the SEC.

I'd now like to turn the call over to Craig Levra -- Chairman and CEO of Sport Chalet. Craig.

Craig Levra - Sport Chalet - Chairman, CEO

Thanks, Leigh. Good afternoon, everyone. Thank you very much for joining us, today. On the call with me today is Howard Kaminsky, our Chief Financial Officer.

I'll open the call today with an overview of our recent performance, as well as an update on our corporate initiatives. Howard will review our financial results, and then I'll have a few closing comments regarding our store-opening plans for Calendar 2008.

After our formal comments, we'll both be available for any questions you might have.

Before I review the progress we've made on key operational initiatives that we expect will enhance our customers' shopping experience and benefit our long-term growth, I would first like to touch on some of the factors that have affected our recent performance.

We are all well aware of the weak macroeconomic trends, and the soft consumer spending during the holiday season, which impacted many retailers' results. We also experienced several additional external factors that further affected our performance for the third quarter. Particularly in Southern California, in addition to the significant continued downturn in the housing market, which is affecting California more than many other states, we also contended with the wildfires, the Hollywood writers' strike, and the warmer weather -- which led to a later start to our winter season.

The continued pressure in the housing market -- which started in California and expanded to other regions of the country -- has had a prolonged effect on consumers in our core markets. Additionally, the wildfires and the writers' strike have significantly reduced traffic in certain stores.

We are by no means making excuses for our performance, and we clearly understand that we must achieve better results. However, it is important to note that we also understand the challenges the current environment presents. As a result, we continue to make adjustments in our business to mitigate the near-term impact. But more importantly, we remain steadfast in our efforts to position Sport Chalet for long-term growth and increasing profitability.

At the same time, we believe it is worth noting that our successful store expansion -- combined with the work we've been doing lately to enhance our IT systems and infrastructure -- have made Sport Chalet a significantly stronger company that is much better able to manage through difficult times. We are proud of the achievements of our team over these last few years. They have strengthened our Company.

We continue to be focused on specific areas within our organization that are designed to position Sport Chalet as a market leader in specialty sports. Putting our customers first, expanding our store base, and enhancing our infrastructure and technology to create a more efficient organization.

Turning first to our store growth., we held grand openings for four new stores during the third quarter. Most recently, we opened our third store in Nevada in the Arroyo Market Square in Las Vegas. We also opened two additional stores in Arizona, in Goodyear and Peoria. With these two store openings, we now have seven stores in the greater Phoenix metro area, in line with our strategy to backfill existing markets.

Finally, earlier in the quarter, we entered a new market. Utah. We are now serving the Salt Lake City area. The opening in this market was a very successful one, and we continue to be excited about our entry into this terrific market.

To put our store expansion program and Sport Chalet's current market position into perspective, in a little less than two years, we have grown our store base by more than 33% -- which is a substantial accomplishment. To support our store expansion plans and enhance our ability to analyze our growing business, we have been implementing important new systems and infrastructure. We continue to make progress on our SAP financial and merchandising system, and are on-track to complete the implementation by the end of Fiscal 2008.

Those of our team members that have already received training with SAP are very excited to have the system in place, and have noted they already see the benefits that will be forthcoming. In addition to SAP, we recently completed the rollout of enterprise selling in all of our stores, which allows us to track merchandise and offer customers exactly what they need in a very convenient way.

Over all, we are using technology to create a much more efficient organization, while also working towards fulfilling public company obligations. Having these systems and infrastructure as a foundation will be a very powerful component to our long-term growth and competitive positioning. Importantly, we will have technology in place that can support a company many times our size.

One other item I would like to mention in connection with our store base and systems enhancements is our intent to close our Montclair, California outlet store this quarter. As some of you may be aware, one of the stores included in our total store count is this outlet store. We have historically used this location as a true outlet store, to clear old merchandise. However, with the improvements we have made to our supply chain and technology over the last year, we have found that we no longer need this store. We do not expect this closure to have a material impact on our top or bottom line results.

Now behind everything we do at Sport Chalet is our constant focus on our customers. Our unique merchandise assortment -- including the premium and specialty brands we offer that are tailored toward each market is a significant reason why our customers love shopping at Sport Chalet. As you know, a major component of our unique in-store experience is our value-added services.

This year we are adding Surf Camp to the other classes available to our customers. Our product mix and our value-added services support the needs of every kind of sport enthusiast, and create excitement in our stores -- which is an important traffic driver in a challenging retail environment.

We also continue to make solid headway in our team sales division. In line with what we've accomplished in our stores, we are now operating under the right structure, and are highly focused on partnering with the right brands.

Our director, Brad Morton, has done a great job managing this division, and we see significant opportunities to better leverage the overlap between team sales in our stores to further build our brand presence in our local communities. Team Sales is another unique part of our business, and what makes Sport Chalet special. And we are taking steps to significantly enhance this division.

We continue to strengthen our marketing programs in a variety of ways, to ensure a closer connection with our customers. We currently have 225,000 Action Pass members, and over 800,000 unique names in our database -- allowing us to gauge, understand and measure the buying behavior of a significant number of our customers.

Additionally, our direct-marketing campaign now has 9 different theme mailers for the year. And we tailor many of these mailers to complement the unique needs of our customers across different markets. We are also working with TM Advertising and Universal McCann -- our new advertising agency -- to evaluate our advertising portfolio -- and ensure we are attracting the right customers to our stores.

Importantly, regardless of the external environment, we are putting the right foundation in place today to deliver long-term growth and shareholder value. We continue to properly position our merchandise assortment and in-store experience to be a market leader in specialty sports.

As broader consumer trends improve, we anticipate that the steps we are taking today will place Sport Chalet in a strong position for long-term sales and earnings growth. We are maintaining our focus on the future, and carefully managing our business as we move forward.

And now I'll turn the call over to Howard for a review of our financial results.

Howard Kaminsky - Sport Chalet - CFO

Thanks, Craig -- and good afternoon, everyone.

Total sales for the third quarter were $116.6 million, compared to total sales of $114.7 million in the third quarter of fiscal 2007 -- for a 1.6% gain. Ten new stores not included in same-stores sales contributed $9.5 million in sales during the third quarter this year, while same-stores sales for the quarter decreased 6.9%.

As Craig noted at the start of the call, our sales during the quarter were negatively impacted by softer macroeconomic trends. In addition, same-store sales were affected by warmer-than-typical weather early in the third quarter, as well as wildfires in the Company's core Southern California market.

For the first nine months of fiscal 2008, total sales grew to $305.8 million -- up 5.3% -- from $290.4 million in the same period of fiscal 2007. 12 stores not included in same-store sales drove the increase in total sales, and contributed $24.9 million to our top-line. Same-store sales decreased 3%.

Gross margin in the third quarter declined to 30.2%, compared to 32.5% in the third quarter of fiscal 2007. For the first nine months of fiscal 2008, gross margin was 29.8%, compared to 31.5% recorded in the comparable period of fiscal 2007. We are pleased to have made improvements in merchandise procurement during the year -- which has benefited gross margin. However, these gains were more than offset in the third quarter and the first nine months of the year by increased rent as a percent of sales in newer stores -- as well as increased promotional activity to drive traffic given the weaker retail trends.

SG&A as a percent of sales was 26.2% for the third quarter, compared to 23.9% in the third quarter of fiscal 2007. The increase is primarily attributable to higher expenses as the Company's newer stores ramp up, as well as reduced leverage from lower same-store sales.

For the first nine months of fiscal 2008, SG&A was 25.9% of sales, compared to 24.9% for the first nine months of fiscal 2007 -- as we experienced increased expenses from new stores. We were able to partially offset this through cost savings from our existing stores.

As outlined in our release, we recorded a non-cash impairment charge of $2.1 million on a pre-tax basis, or $0.09 per diluted share, in relation to two of our California stores. To provide more clarification around the impairment, the charges split between two stores -- with one store accounting for 85% of the charge. The size of the impairment reflects the accounting treatment of leasehold improvements. Due to Sport Chalet completing the build-out of one of our stores and recording the reimbursement from our landlord under Deferred Rent, the impairment charge was higher than it would typically be for any of our other stores.

Including the non-cash impairment charge, net loss for the third quarter of fiscal 2008 was $682,000 -- or $0.05 per diluted share. Excluding the non-cash impairment charge, net income for the third quarter 2008 was $574,000 -- or $0.04 per diluted share. This compares to net income of $4 million, or $0.28 per diluted share for the third quarter last year.

For the first nine months of fiscal 2008, including the non-cash impairment charge, net loss was $607,000 -- or $0.04 per diluted share. Excluding the non-cash impairment charge, net income for the nine-month period was $654,000 -- or $0.05 per diluted share. This compares to net income of $6.2 million, or $0.43 per diluted share for the first nine months of fiscal 2007.

As Craig mentioned, we remain on track in our plans to implement SAP financial and merchandising systems by the end of the fiscal year. We continue to estimate the expenses related to Sarbanes-Oxley Section 404 compliance and costs associated with this system will total approximately $500,000 for this fiscal year.

We continue to prudently manage our balance sheet. We reduced our average inventories per store by almost 10% at the end of the third quarter of fiscal 2008, compared to the same period of the prior fiscal year. As we expected, our short-term borrowing was $22 million versus $18.6 million at the end of last quarter, due to seasonal inventory purchases, opening new stores, and our ongoing system implementation.

We will continue to utilize our cash flow and our credit facility to fund system enhancements and our continued growth.

Our capital expenditures for the first nine months of the year were $17.8 million. We anticipate total capital expenditures for the fiscal year to be approximately $25 million.

Regarding our outlook, given the recent challenging selling environment, we are continuing to take a cautious approach for the remainder of the fiscal year. To provide some additional color around trends we have seen to date in the fourth quarter, we began to experience a stronger response to our winter merchandise -- as more typical winter weather has hit our market. However, we are not seeing the same pickup in non-winter merchandise that we have historically experienced when customers come in to purchase their winter gear.

As outlined in our release, we currently expect full fiscal year net sales will increase moderately over fiscal 2007, while comparable store sales are expected to decline approximately 2 to 4%. Excluding the non-cash impairment charge of $0.09 per diluted share recorded in the third quarter of fiscal 2008, we anticipate reporting a slight net loss for the full fiscal year 2008.

That concludes my review of the financial results. I'll turn the call back to Craig.

Craig Levra - Sport Chalet - Chairman, CEO

Thanks, Howard.

I'd like to close the call today with a few comments on our store opening plans for the coming year. We remain excited about our long-term view of our business. And as part of our long-term growth plans, we are continuing to open new stores in Calendar 2008.

As we implement our store opening plans this year, however, we are mindful of the macroeconomic outlook, and are taking a thoughtful strategic approach to our expansion as we do with all areas of our business.

As we announced in a separate release earlier today, our plan for Calendar 2008 is to open three to four new stores, along with one relocation. With regard to our new stores, these will again be focused on adding density to our existing markets, and our current plan calls for us to roll out new stores in California and Arizona.

As we have discussed throughout the past year, while there may be some near-term impact to comparable store sales in our mature stores, we believe it is very important to strengthen our presence in existing markets, to improve expense leveraging and enhance market density -- while expanding our overall market share.

In terms of timing, we expect to open one new store in the first half of the calendar year, with the remainder of our new stores opening later in Calendar 2008.

The store plan for the first half of the calendar year will be located in West Los Angeles. We are extremely excited about entering this area of Southern California, as we continue catering to the coastal lifestyle, selling specialty surf and skate brands.

This new store, which is in a terrific location near the border of Santa Monica, is another opportunity to further cement the Sport Chalet brand in Southern California.

We outlined our store opening and remodeling plans last year for Calendar 2007. We discussed the relocation of our La Canada store. During the last year, as most of you know, we moved the four buildings which previously served the La Canada market, and completed various construction and inventory relocation assignments in preparation for our move into a new 45,000 square foot store in La Canada, California. We expect to move into our relocated store in the La Canada Flintridge Town Center in late summer.

We're very excited about the grand opening of our new larger store, and the benefits this will bring to our loyal customers, as well as our business overall. This key Southern California market has grown with us since the opening of our first store here in 1959, and we are delighted to be a part of this city's ongoing improvement.

In addition, we are very pleased that we will now have a prototypical Sport Chalet store located in close proximity to our headquarters. In all the years that we've been in business, this will be the first time that we've had the ability to easily work with our vendors in a prototype Sport Chalet store environment.

This work will include everything from category adjacencies, vendor concept shops, and point-of-purchase displays. We will also be able to utilize this store as a test lab for new products and services, and will closely monitor the performance of new merchandising initiatives. We think this relocated new store will be a tremendous asset to us.

Over the past few years, we have successfully expanded Sport Chalet into new markets, and strengthened our presence in existing markets. We have prudently expanded the Company and invested in technology and systems for our future growth, while maintaining the Sport Chalet culture established by our founder, Norbert Olberz, which focuses on putting our customers first, and on being the best in the business.

We remain confident in our long-term strategic growth plan, and believe that we are well-positioned as a growing company, providing a high-end differentiated product and service offering to our customers.

That concludes our formal remarks for today. We'll now open up the call in the event any of you have any questions. Operator.

 QUESTION AND ANSWER

Operator

Ladies and gentlemen, at this time, we will be opening up the call for the question-and-answer session. Please press *1 on your touchtone phone if you would like to ask a question.

Your first question comes from the line of Rick Nelson with Stephens Company.

Rick Nelson - Stephens Company - Analyst

Hi. Can you talk about the performance, the productivity of the stores outside California, recognizing the California challenges? Are things better in other states?

Craig Levra - Sport Chalet - Chairman, CEO

Yes. I didn't hear the first part of the question, Rick. I think you said, "Can we talk about the productivity of California stores versus stores in other states?

Rick Nelson - Stephens Company - Analyst

Non-California stores.

Craig Levra - Sport Chalet - Chairman, CEO

Oh. Outside California.

Rick Nelson - Stephens Company - Analyst

Yes. How are you doing outside of California? We realize the challenges in California.

Craig Levra - Sport Chalet - Chairman, CEO

Well, I think we're having overall very good performance outside of California. Back on -- I believe it was -- January 3rd or January 4th of this year, USA Today ran an interesting article about the sub-prime mortgage meltdown. I believe if memory serves, the two states of California and Arizona combined made up 20% of all the mortgages in default, or that potentially were going into default out of the 50 states. So it's kind of an amazing fact when you think 1 out of 5 homes in trouble are in two states where we have the majority of our stores.

But I would say the impact is certainly less, so far, in Arizona and Nevada, than it is in California.

Rick Nelson - Stephens Company - Analyst

From an expense standpoint, do you have opportunity there to adjust to the sales environment? Or have you pretty much cut expenses at this point?

Craig Levra - Sport Chalet - Chairman, CEO

I would tell you that we're working on that on a daily basis, and have been for quite some time. We're looking for productivity improvement across all areas of our business -- whether it's internal or operational.

The good news is that we've been through this before. Particularly here in this marketplace. And our Company came out in fine shape after that episode. We believe we have a real good handle on what to do, and we've been doing it. We're going to do more.

Rick Nelson - Stephens Company - Analyst

And Dick's has entered your market since your last conference call. Are there any changes you're planning in your own business plan to compete with them?

Craig Levra - Sport Chalet - Chairman, CEO

Well, we certainly have the greatest degree of respect for Ed Stack and his team. And certainly Jim Chick and his team. We're great students of retail, and we're going to watch and see what happens.

Rick Nelson - Stephens Company - Analyst

Thanks.

Craig Levra - Sport Chalet - Chairman, CEO

Thank you, Rick.

Operator

Your next question comes from the line of Jeff Mintz with Wedbush Morgan.

Jeff Mintz - Wedbush Morgan - Analyst

Good afternoon.

Craig Levra - Sport Chalet - Chairman, CEO

Hi, Jeff.

Jeff Mintz - Wedbush Morgan - Analyst

Craig, could you perhaps expand a little bit. Howard made the comment that as the weather has gotten better here, you've seen a pickup in the winter sports business. Was that both in the hard goods side as well as the winter apparel?

Craig Levra - Sport Chalet - Chairman, CEO

Yes.

Jeff Mintz - Wedbush Morgan - Analyst

And can you also expand, perhaps, and talk a little more about categories? I mean are you seeing particular weakness in certain categories versus others? Kind of meaning apparel, footwear and hard goods?

Craig Levra - Sport Chalet - Chairman, CEO

Well, yes. With the influx of winter weather, you would expect a normal slowdown in some of the summer categories. The last year did fairly well, when we had an unseasonably warm and dry winter.

A little bit of what we're seeing -- and this kind of goes into what you're seeing at a lot of other retail locations -- is that customers who come in and shop at Sport Chalet today -- in many instances are on a mission. And that is to buy exactly what they need for the sport they are participating in. And so there's a little less cross-shopping going on today versus a year ago or certainly two years ago. And so we think that's impacting, as Howard mentioned in his comments.

A little bit more of the cross-shopping across the entire store in all the categories versus -- let's say -- winter, right now, where customers are going to Mammoth or going to Tahoe or the Sierras or certainly the ranges in Utah.

Jeff Mintz - Wedbush Morgan - Analyst

Great. Then on the inventory. Obviously you guys have done a really good job controlling that. Do you see additional possibilities for reducing inventories on an average store basis? Or is most of that done at this point?

Craig Levra - Sport Chalet - Chairman, CEO

Oh, no. We have work left to do. So, yes.

This year's budget was completed at this time last year. So in early February of 2006, we had 2007/2008 fiscal year budget done. We would never have planned for a 6.9% comp decrease in the third quarter. Ever.

So the fact of the matter is, we finished the third quarter with 10% less inventory on a per-foot basis than the prior year -- speaks to the fact of how aggressively we've been managing this. How well our systems are performing for us. And that aggressive approach will continue on. We've got more work to do, and we're going to continue to do that. And we're leaving no stone unturned to improve our inventory turn.

Jeff Mintz - Wedbush Morgan - Analyst

And then finally on the store opening plans. Obviously the environment is impacting that. As we look out to '09 and 2010, do you expect to return to more of a 7-stores a year pace? Or is this more of a permanent pullback?

Craig Levra - Sport Chalet - Chairman, CEO

Just to be clear, and that's a great question -- this is not a pullback in any way, shape or form. This was the number of stores we had planned. I don't want to say, "planned." But the number of stores we knew we were going to have about two years ago.

Real estate in most of the markets we're in -- great real estate -- is so difficult to come by. And so as we've said in the past, you're going to see variations year-by-year in store openings, based on the quality of the real estate that's available when we go.

So we've got multiple sites that we're hard at work on for years in the future, and the fact that it's four stores this year versus seven stores last year versus five stores the year before that -- don't read anything more into that other than that's the leases that were done and executable for this year.

Again, as our comments pointed out, we've got systems and technologies in place for a company many, many, many times our size. So are we careful? Yes. Are we changing our strategy from a growth standpoint? No. From a real estate perspective, we want to be just as happy with the new store 10 years from the day we opened it as we are the day we opened it. And that outlook has not changed.

We're trying to be extremely strategic and very focused on real estate.

Jeff Mintz - Wedbush Morgan - Analyst

Great. Actually, thanks very much for the clarification on that, and good luck, going forward.

Craig Levra - Sport Chalet - Chairman, CEO

Thank you.

Operator

Again, if you would like to ask a question, press *, then the number 1, on your touchtone phone.

Since there are no more questions at this time, Mr. Levra, please continue with any closing remarks.

Craig Levra - Sport Chalet - Chairman, CEO

Thank you, Operator. We'd just like to thank all of you again for joining us today. If you have any follow-up questions, please feel free to contact Howard or me. Have a great afternoon, everyone.

Howard Kaminsky - Sport Chalet - CFO

Thank you.

Operator

This concludes today's conference call. Thank you for your participation.